Exhibit 5.1

[ALSTON & BIRD LLP LETTERHEAD]

May 14, 2004

ScanSource, Inc.

6 Logue Court, Suite G

Greenville, South Carolina 29615

Re:	Form S-8 Registration Statement —
ScanSource,	Inc. Directors Equity Compensation Plan

Ladies and Gentlemen:

We have acted as counsel for ScanSource, Inc., a South Carolina corporation (the “Company”), in connection with the referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 125,000 shares of the Company’s Common Stock, no par value (“Common Stock”), that may be issued pursuant to the ScanSource, Inc. Directors Equity Compensation Plan (the “Plan”). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have examined the Plan, the Amended and Restated Articles of Incorporation of the Company, as amended, the Bylaws of the Company, records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Company and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

May 14, 2004

Our opinion set forth below is limited to the South Carolina Business Corporation Act of 1988, as amended, all applicable provisions of the Constitution of South Carolina and reported judicial decisions interpreting such Business Corporation Act and Constitution, and we do not express any opinion herein concerning any other laws.

Based on the foregoing, it is our opinion that the 125,000 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely, ALSTON & BIRD LLP

By	/s/ Laura G. Thatcher
Laura G. Thatcher, a Partner